Exhibit 10.2

AVA Investors SA

Place de la Fusterie, 14

1204 Geneva, Switzerland

April 22, 2024

Blaize, Inc.

4370 Town Center Blvd, Suite 240

El Dorado Hills, CA 95762

Attention: Dinakar Munagala, Chief Executive Officer

Ladies and Gentlemen:

On or about the date hereof, Blaize, Inc., a Delaware corporation (the “Company”) will issue (the “Ava Warrant Issuance”) to Ava Investors SA, a société anonyme incorporated under the laws of Switzerland (together with its affiliates and their respective transferees, the “Ava Parties”), pre-funded warrants in substantially the form attached hereto as Annex A (the “Warrants”) to purchase up to a number of shares of Common Stock of the Company (the “Company Common Stock”) that, following the conversion of Company Common Stock pursuant to Section 3.2 of the Merger Agreement, would result in the issuance of up to 4,500,000 shares of Common Stock of the entity that is the resulting public company in a SPAC Transaction (as such term is defined in the Company’s Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on December 12, 2022) if such entity is not the Company (the “Successor Entity”). Capitalized terms used herein without definition have the same meanings given to such terms in the Warrant.

This letter agreement will confirm the agreement of the Company and the Ava Parties that the Ava Parties will be entitled to the following contractual rights:

1.    Registration Rights Agreement. So long as RT-AI I, LLC, a Delaware limited liability company, together with its affiliates, have provided to the Company federal reference numbers evidencing wire transfers to the Company of an amount sufficient to purchase at least $70.0 million in aggregate principal under the Amended and Restated Note Purchase Agreement, dated as of the date hereof (as may be amended and/or restated), by and among the Company and certain lenders on or prior to April 24, 2024, the Company and the Ava Parties and, if requested by the Ava Parties, any Successor Entity will agree to a form of registration rights agreement to be entered into and effective as of closing of a SPAC Transaction, as promptly as practicable after the date of this letter agreement and in any event within 14 calendar days of this letter agreement, providing for the registration under the Act of the resale of (x) securities of the Company or the Successor Entity issued upon exchange of shares of Common Stock of the Company issued upon exercise of the Warrants in any SPAC Transaction, and (y) securities of the Company or the Successor Entity otherwise held by any Ava Party (the “Registrable Securities”, and the holders of Registrable Securities, the “Holders”); it being understood that such registration rights agreement will not impose terms or other obligations upon the Ava Parties that are less favorable to the Ava Parties than any other “Holder” under the that certain Registration Rights Agreement, dated December 10, 2021 (as it exists on the date of this letter agreement), by and among the Company and the other parties signatory thereto or any other registration rights agreement or similar agreement entered into (or that may be entered into) in connection with the closing of a SPAC Transaction.

2.    Transferability of Registration Rights. The registration rights set forth in paragraph 1 hereof or in any registration rights agreement to which any Ava Party is then a party may be assigned by any Ava Party in connection with the transfer by such Ava Party of any Registrable Securities.

The Company acknowledges and agrees that no Ava Party or, for the avoidance of doubt, their transferees or distributees, will be required to enter into a Lock-Up Agreement (as defined in the Merger Agreement) or any similar lock-up agreement in connection with any other SPAC Transaction.

The parties hereto acknowledge and agree that, prior to and following a SPAC Transaction, the Warrants or the securities of the Company or the Successor Entity issued on account of the Warrants shall not be subject to any restriction on transfer, distribution or other disposition, in each case subject to compliance with applicable securities laws. Subject to compliance with applicable securities laws, the Company will take all steps as may be reasonably requested by the Ava Parties to facilitate the transfer, distribution or other disposition of such securities.

This letter agreement is solely for the benefit of the parties hereto, and will not be assignable by any party without the prior written consent of the other parties, except that (x) each of the Ava Parties may assign to one or more affiliates of such Ava Party and (y) the Company and each Ava Party hereby designates each distributee or transferee of the Ava Parties as a third-party beneficiary with the right to enforce this letter agreement. This letter agreement may not be amended except by the written agreement of the parties hereto.

This letter agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware.

In the event of any conflict between the provisions of this letter agreement and the provisions of any other agreement among the Company or any Ava Party, the parties hereto acknowledge and agree that the terms of this letter agreement will control.

This letter agreement may be amended, terminated or waived only with the written consent of the Company and the Ava Parties. This letter agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together will constitute one agreement. A counterpart signature delivered by electronic transmission (including e-mail, pdf or DocuSign) will be considered an original signature.

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If the above correctly reflects our understanding with respect to the foregoing matters, please so confirm by signing and returning the enclosed copy of this letter.

Very truly yours,

AVA INVESTORS SA

By:	/s/ Barthelemy Debray
Name: Barthelemy Debray
Title: Director

By:	/s/ Raphaëlle Mahieu
Name: Raphaëlle Mahieu
Title: Director

Address:	Place de la Fusterie, 14
1204 Geneva, Switzerland
Phone:	+41 22 310 0350
Email:	barthelemy.debray@ava-investors.com;
raphaelle.mahieu@ava-investors.com

Accepted and Acknowledged:

BLAIZE, INC.

By:	/s/ Dinakar Munagala
Name: Dinakar Munagala
Title: Chief Executive Officer

BurTech Acquisition Corp. hereby consents to the contractual rights and transactions set forth herein for all purposes of the Merger Agreement:

BURTECH ACQUISITION CORP.

By:	/s/ Shahal Khan
Name: Shahal Khan
Title: Chief Executive Officer